Exhibit 99.1

SeaChange International Secures Multi-Million-Dollar Contract with

One of the Largest Broadband Service Providers in the U.S.

WALTHAM, MA – March 29, 2021 – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of video delivery platforms, has secured a multi-year, multi-million-dollar contract with one of the largest broadband service providers in the United States.

For over 15 years, SeaChange’s technology has enabled this major broadband service provider to adapt to technological advances in the industry. Under the new contract, SeaChange will work with the customer to move its infrastructure to a virtual platform, thereby reducing the operator’s hardware footprint and enabling higher availability of service. SeaChange will also facilitate greater monetization of the customer’s TV service offering by leveraging SeaChange’s technology to improve the management of its Ad Servers through remote operator system installations and hardware health management.

“Longstanding customers like this major broadband service provider continue to expand use of SeaChange’s technology and are increasingly benefitting from our ad technology that facilitates cross-platform and dynamic advertising solutions for cable and IP video delivery,” said SeaChange SVP of Global Sales and Marketing Christoph Klimmer. “This major win, which combines license and service components, marks one of the highest average annual values of any North American contract in more than two years. More broadly, the win exemplifies our refined go-to-market strategy and holistic approach to selling the full value of our software and services, and further demonstrates SeaChange’s role as a trusted partner to the world’s most prominent video providers.”

About SeaChange International, Inc.

SeaChange International (NASDAQ: SEAC) powers hundreds of cloud and on-premises platforms with live TV and video on demand (VOD) for millions of end users worldwide. SeaChange’s end-to-end solution enables operators and content owners to cost-effectively launch a direct-to-consumer video streaming service to manage, curate and monetize their linear and on demand content across all major device platforms such as Smart-TVs, mobile devices, and Set-Top-Boxes. A demonstration of SeaChange’s video streaming platform is available here. For more information on SeaChange, please visit www.seachange.com.

SeaChange Contact:

Matt Glover

Gateway Investor Relations

949-574-3860

SEAC@gatewayir.com